UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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eBay Inc.
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The following email was distributed to employees of eBay Inc. on March 19, 2020.

Team –

Today Starboard Value, an eBay shareholder owning approximately one percent of the company’s outstanding shares, announced that it has nominated four candidates to stand for election to the eBay Board of Directors at our 2020 Annual Shareholder Meeting. You can read our response on ebayinc.com.

We listen to all shareholders and incorporate feedback into our strategy and plans where appropriate. Starboard is no different. In fact, Starboard appears to agree with the substance of the actions we’re taking to drive value, and given our engagement with them to date we believe their nominations and criticisms are unreasonable and unwarranted. Importantly, many eBay shareholders, analysts and public commentators have expressed support for the actions our Board and management are taking.

Because of your focus, drive and commitment, we’ve delivered results in line with or better than expectations for the past few quarters. As we shared at the last all hands, turning around the Marketplaces business is a huge opportunity that we’re focused on. Teams are executing the changes needed to deliver on the volume, revenue, and earnings commitments we made in January. Along the way, we have significantly improved margins and our Payments and Advertising initiatives are delivering growth. We’re refocused on healthy, sustainable GMV growth in areas where we have a right to win. In addition, we’re returning capital to shareholders with plans to buy back $4.5 billion worth of shares in 2020, and by increasing the dividend program by 14 percent compared to 2019.

The fact of the matter is that the entire eBay team -- all of you -- are getting the job done.

You will likely see many things in the media about Starboard’s nominations to the Board. I want to assure you that we’re handling this matter appropriately at the Board and senior management level. For our broader global team, the best thing you can to do is to stay focused on your team’s plans and deliverables.

Of course, this isn’t easy when many of us are adjusting to fully working from home given the new environment brought on by the coronavirus. Our sellers, most of whom are small and medium sized business owners, are also under enormous strain. Teams are working on plans to support and partner with them through these challenging times. As you work to adjust and care for your own family and teammates, remember that our seller community depends on us. They are why we exist and why we work hard to improve our experience, improve service and improve the company.

Thanks for all you are doing, and for leading through unprecedented times. Let’s keep supporting each other and keep our focus on our customers and come together as only eBay can.

Scott
Distribution: Global Employees

Important Information
eBay Inc. (“eBay”) intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for eBay‘s 2020 Annual Meeting of stockholders (the “Proxy Statement” and such meeting the “2020 Annual Meeting”). eBay, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2020 Annual Meeting. Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay ‘s proxy statement for the 2019 Annual Meeting of stockholders, filed with the SEC on April 19, 2019 (the “2019 Proxy Statement”). To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2019 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on January 31, 2020. Details concerning the nominees of eBay’s Board of Directors for election at the 2020 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF EBAY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING EBAY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including the definitive Proxy Statement (and any amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 408-376-7493.